Exhibit 99.1

DIRTT Announces Results of Annual General Meeting of Shareholders

CALGARY, Alberta, May 7, 2026 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”, “we”, “our”, “us” or “ours”) (TSX: DRT; OTCQX: DRTTF), a leader in industrialized construction, today announced the results of its annual general meeting of shareholders held on May 7, 2026.

The detailed results of the vote on the election of directors are as follows:

	Votes for		Votes withheld		Broker non-votes
Nominee	Number	Percent	Number	Percent	Number
Douglas Edwards	149,655,012	99.89	164,400	0.11	15,192,149
Jeremy Gold	145,958,551	97.42	3,860,861	2.58	15,192,149
Holly Hess Groos	146,074,833	97.50	3,744,579	2.50	15,192,149
Shalima Pannikode	146,033,319	97.47	3,786,093	2.53	15,192,149
Scott Robinson	149,632,418	99.88	186,994	0.12	15,192,149
Scott Ryan	149,638,425	99.88	180,987	0.12	15,192,149
Benjamin Urban	149,662,375	99.90	157,037	0.10	15,192,149
Adrian Zarate	149,642,188	99.88	177,224	0.12	15,192,149

All other matters voted on by shareholders were also approved. Final voting results will be filed on SEDAR+ (www.sedarplus.com) and EDGAR (www.sec.gov).

About DIRTT Environmental Solutions

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT’s interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT” and on the OTCQX under the symbol “DRTTF”.

FOR FURTHER INFORMATION PLEASE CONTACT ir@dirtt.com